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Exhibit 10.39

CONFIDENTIAL

PROGRAM MANAGEMENT AGREEMENT

EVERGREEN ENERGY INC.
AND
BECHTEL POWER CORPORATION

TABLE OF CONTENTS

ARTICLE I—DEDICATED PROGRAM MANAGEMENT TEAM		4
1.1.	Executive Sponsors.	4
1.2.	Program Management Team.	4
1.3.	Representatives.	4
1.4.	Dedicated Personnel.	5
ARTICLE II—PROGRAM MANAGEMENT TEAM RESPONSIBLITIES		5
2.1.	Responsibilities.	5
2.2.	Rights to Use Work Product and Intellectual Property Rights.	5
2.3.	Standard Plant Program.	6
2.4.	TSA Phase.	6
2.5.	Scope Book Phase.	7
2.6.	EPC Contract Phase.	8
2.7.	Delays.	8
ARTICLE III—BECHTEL BUSINESS DEVELOPMENT		9
ARTICLE IV—TERM AND TERMINATION		9
4.1.	Term.	9
4.2.	Evergreen Termination.	9
4.3.	Bechtel Termination.	9
ARTICLE V—EXCLUSIVITY AND TERMINATION FEE		10
5.1.	Exclusivity.	10
5.2.	Termination Fee.	10
ARTICLE VI—ASSIGNMENT		11
ARTICLE VII—NOTICES		11
ARTICLE VIII—MISCELLANEOUS		11
8.1.	Entire Agreement.	11
8.2.	Equitable Adjustments.	11
8.3.	Amendments.	11
8.4.	Binding Nature.	12
8.5.	Headings.	12
8.6.	Governing Law.	12
8.7.	Management Negotiations.	12
8.8.	Mediation/Arbitration of Disputes.	12
8.9.	Third Party Beneficiaries.	12

8.10.	Confidentiality.	13
8.11.	No Waiver.	13
8.12.	Further Assurances.	13
8.13.	Independent Contractor.	13
8.14.	Counterparts.	13
8.15.	Consequential Damages.	13

EXHIBIT A	FORM OF CONFIDENTIALITY AND RELEASE
EXHIBIT B	FORM OF EPC AGREEMENT

PROGRAM MANAGEMENT AGREEMENT

        THIS PROGRAM MANAGEMENT AGREEMENT (AMENDS AND RESTATES THE PREVIOUS "UMBRELLA AGREEMENT" DATED FEBRUARY 15, 2007 WHICH IS HEREBY TERMINATED AND HAS NO FURTHER EFFECT) (this "Agreement") is made and entered into as of September 19, 2007 (the "Effective Date") by and among Evergreen Energy Inc., a Delaware corporation, having an office and place of business at 1225 17th Street Suite 1300, Denver, Colorado, 80202 ("Evergreen"), and Bechtel Power Corporation, a Nevada corporation having an office and place of business at 5275 Westview Drive, Frederick, MD 21703-8306 (hereinafter "Bechtel"). Evergreen and Bechtel may be referred to herein individually as a "party" and collectively as the "parties".

WITNESSETH:

        WHEREAS, Evergreen owns and operates the Ft. Union K-Fuel® plant and an adjacent coal mine in Wyoming (the "Existing Plant") which is the first commercial plant producing refined coal using Evergreen's K- Fuel® patented process to transform high moisture, low-Btu coals into more efficient, lower-emission fuel (the "K- Fuel® process");

        WHEREAS, Evergreen anticipates building standardized mine mouth and K-Direct (i.e., located at a power plant) refining facilities using its K- Fuel® process (each such facility, a "Plant" and collectively, the "Plants") for which Evergreen will engage Bechtel to perform the engineering, procurement and construction services for the initial projects having aggregate capital costs of at least one billion dollars ($1 billion) (such Plants or their replacements, collectively, the "Identified Plants");

        WHEREAS, Evergreen desires to utilize Bechtel's services on an integrated basis to oversee both technical development and implementation of all new facilities (the Evergreen's Capital Programs);

        WHEREAS, Evergreen is seeking a contractor with experience in the engineering, procurement and construction of integrated coal-fired power plants and coal processing facilities in order to perform engineering, procurement and construction services (collectively, the "EPC Services") in connection with the Identified Plants;

        WHEREAS, Bechtel is experienced in providing such EPC Services and desires to provide such EPC Services to Evergreen;

        WHEREAS, Evergreen desires Bechtel to support the development of, and business development efforts for, Evergreen projects;

        WHEREAS, Evergreen desires that Bechtel support the technical development of the standard plant offering for K-Fuel® (and K-Direct) facilities;

        WHEREAS, Bechtel has entered into that certain Services Agreement, dated as of September 21, 2006 (the "TSA"), with Evergreen to provide (1) technical services, construction management and project management services thereunder in connection with the Existing Plant and (2) business development support, scope book design and technical services towards a standard plant design of the Identified Plants (the "TSA Services");

        WHEREAS, Bechtel has entered into that certain Loaned Employee Agreement, dated as of January 11, 2007 (the "Loaned Employee Agreement"), with Evergreen to provide personnel to work under Evergreen's direction at the Existing Plant;

        WHEREAS, Evergreen will engage Bechtel to perform Program Management Services in order to manage and oversee the standardized plant initiatives;

        WHEREAS, the parties desire to reflect the basis of their mutual understanding and intention to proceed together on a mutually exclusive basis with the development of the scope of the EPC Services to be performed in connection with each of the Identified Plants and the execution of engineering, procurement and construction agreements (each, an "EPC Contract") for each of the Identified Plants; and

        WHEREAS, the parties desire to agree to certain matters common to the TSA, the Loaned Employee Agreement and the EPC Contracts.

        NOW, THEREFORE, for and in consideration of these premises and the agreements herein contained, the parties, intending to be legally bound, mutually covenant and agree as follows:

ARTICLE I—DEDICATED PROGRAM MANAGEMENT TEAM

1.1.  Executive Sponsors.

        Each of the parties hereby appoints the following individual, respectively, as its Executive Sponsor (each, an "Executive Sponsor") to establish the strategy and objectives for the work at the Existing Plant and the development and execution of the Identified Plants:

Evergreen:	Kevin Collins; and
Bechtel:	Jeffry Brightman.

        Each party may replace its Executive Sponsor by notice to the other party designating the new Executive Sponsor.

1.2.  Program Management Team.

        The parties shall establish a Program Management Team comprised of one representative of each party appointed in accordance with Section 1.3 below to provide strategic direction and to set priorities consistent with the direction provided by the Executive Sponsors. Decisions of the Program Management Team will be by consensus. Failure to reach a consensus by the Program Management Team within ten (10) days will require the decision to be escalated to the Executive Sponsors for consideration and resolution.

        The Program Management Team will oversee the development of the standard plant, technology modifications and testing, and execution of studies for K-Fuel® and K-Direct plants. Planning and structuring to facilitate multiple plant equipment purchases and other synergies amongst the K-Fuel®/K-Direct plants to be built will be implemented by the Program Management Team.

1.3.  Representatives.

        Each of the parties hereby appoints the following individual, respectively, as its initial representative to the Program Management Team (each, a "Representative"):

Evergreen:	Steve Wolff; and
Bechtel:	William R. Elliott.

        Each party may replace its Representative by notice to the other party designating the new Representative, provided that Bechtel will obtain the approval of Evergreen's Executive Sponsor (which approval shall not be unreasonably withheld or delayed) to any replacement of its Representative.

  1.3.1.
  The Representatives shall have the power to delegate authority to such employees, agents, subcontractors and representatives as they may from time to time deem appropriate.

  1.3.2.
  The Representatives shall hold regular meetings (including by means of telephone conference) at such times, dates and places as the Representatives may determine. Special meetings of the Representatives may be called by any Representative upon reasonable advance notice.

1.4.  Dedicated Personnel.

        Bechtel and its affiliates shall make available and maintain staff that are dedicated to fulfillment of its obligations under this Agreement, the TSA, the Loaned Employee Agreement, any EPC Contract that is executed and any other agreement between the parties or their respective affiliates with respect to the Existing Plant or the Identified Plants (collectively, the "Program Documents"). Such personnel shall have the technical and managerial expertise to manage and execute the TSA Services and the EPC Services in accordance with the requirements of the Program Documents, including key staff members for the management of the EPC Services both on and off-site who shall be supported by area and discipline superintendents and personnel as required.

ARTICLE II—PROGRAM MANAGEMENT TEAM RESPONSIBILITIES

2.1.  Responsibilities.

        The parties, through their respective Representatives, shall work jointly to fully define their respective rights and obligations, including the TSA Services and the EPC Services to be provided by Bechtel with respect to the work at the Existing Plant and the development and execution of the Identified Plants.

2.2.  Rights to Use Work Product and Intellectual Property Rights.

  2.2.1.
  As used herein, "Work Product" shall refer collectively to all drawings, specifications, reports, studies, analyses, recommendations, estimates, data and other documents prepared in the performance of the services and/or delivered to Evergreen under this Agreement, whether in written or electronic form. Intellectual property required for the K-Fuel® process shall be, and remain the property of Evergreen ("Evergreen Intellectual Property"). Notwithstanding anything to the contrary in this Agreement, the intellectual property related to the engineering, procurement and construction process, as well as the intellectual property developed and/or delivered in the performance of the services shall be, and remain the property of Bechtel ("Bechtel Intellectual Property") regardless of whether it is reflected in the Work Product. Unless payment has not been properly made to Bechtel, the Work Product is the property of Evergreen, subject to the following restriction; Evergreen covenants not to reproduce, distribute, display, perform, create derivative works from or otherwise use (except as otherwise provided in 2.2.2) any Bechtel Intellectual Property without the prior written approval of Bechtel.

  2.2.2.
  Notwithstanding the foregoing Section 2.2.1, in the event Evergreen, or a third party licensee, awards an agreement to perform EPC Service to another contractor as permitted by the terms of this Agreement, and desires to furnish the Process Flow Diagrams ("PFDs") or Piping & Instrumentation Diagrams ("P&IDs"), Evergreen shall be entitled to furnish the PFDs and P&IDs to the contractor providing such services to Evergreen ("Other Contractor") provided that, prior to such disclosure to the Other Contractor Evergreen provides Bechtel with a confidentiality and release agreement in the form of Exhibit A attached hereto executed by each recipient of any PFD or P&ID agreeing that such recipient is not relying and will not rely upon such PFD or P&ID and waiving and releasing any claims it may have against Bechtel or any of its affiliates on account of such reliance or purported reliance. In no event will Bechtel have any liability to such recipient or any other third party for the use of any PFD or P&ID furnished by Evergreen and Evergreen shall defend, indemnify and hold Bechtel harmless against any liability (including reasonable attorneys' fees and court costs) for any consequences or such use by such recipients. Evergreen shall be responsible for the breach by any such recipient of its confidentiality obligations.

  2.2.3.
  Indemnification.    Bechtel Intellectual Property, may not be used by Evergreen for any purpose other than in connection with the construction, operation, maintenance, and repair of the Identified Plants. To the fullest extent permitted by applicable law, Evergreen, if it so uses, or allows others to use, such Bechtel Intellectual Property and/or Work Product prepared and/or delivered in the performance of the services for any purpose other than as stated in this Agreement, shall defend, indemnify and hold Bechtel harmless from third party claims arising therefrom. To the extent any Bechtel Intellectual Property and/or Work Product is modified by Evergreen or at Evergreen's request, then Evergreen shall defend, indemnify and hold Bechtel harmless from third party claims arising therefrom.

  2.2.4.
  Bechtel Work Product may not be disclosed by Evergreen to a third party except as specifically permitted in this agreement. It is agreed by the parties that any detailed design based on site specific information shall be maintained in confidence by Evergreen and not disclosed to any third party. Prior to Evergreen making any permitted disclosure of Bechtel Work Product to third parties Evergreen shall provide Bechtel a confidentiality and release agreement in the form of Exhibit A attached hereto, executed by each recipient of any Bechtel Work Product agreeing that such recipient is not relying and will not rely upon such Work Product and waiving and releasing any claims it may have against Bechtel or any of its affiliates on account of any such reliance or purported reliance. In no event will Bechtel have any liability to such recipient or any other third party for the use of any Work Product furnished by Bechtel or any portion thereof or information contained therein and Evergreen shall defend, indemnify and hold Bechtel harmless against any liability (including reasonable attorneys' fees and court costs) for any consequence of such use by such recipients. Evergreen shall be responsible for the breach by any such recipient of its confidentiality obligations.

2.3.  Standard Plant Program.

        It is recognized that the overall objectives with respect to the Identified Plants (the "Standard Plant Objectives") are as set out below: (a) Bechtel to develop PFD's for a standardized plant ("Standard Plant Basic Design") (b) Bechtel to develop additional detailed design materials for a standardized plant ("Standard Plant Detailed Design") (c) optimization of plant operation and performance; (d) standardization of equipment supply across all Identified Plants; (e) standardization of operation and maintenance practices across all Identified Plants; (f) Bechtel will use the lessons learned from previously executed Identified Plants for which it was engaged as well as its current technology resources in enhancing the execution of an EPC Contract; and (g) maximum enhancement of the schedule for engineering, procurement, construction and completion of each Identified Plant for which Bechtel is engaged to perform EPC Services. This Standard Plant Detailed Design will be the design materials of a level of specificity included in a standard preliminary scope book. In the course of performance of the TSA Services and the EPC Services, Bechtel shall use commercially reasonable efforts to assist Evergreen in the realization of the Standard Plant Objectives and shall plan and execute its TSA Services and EPC Services so as to ensure the realization of the Standard Plant Objectives to the maximum practical extent.

2.4.  TSA Phase.

        The parties through their Representatives shall perform the following activities under the TSA with respect to the Existing Plant and the development of the Identified Plants (the "TSA Phase"):

  2.4.1.
  Bechtel will work with Evergreen to optimize the operations of the Existing Plant. The modifications, testing and demonstration of the Existing Plant will provide the basis for the design for the Identified Plants; and

  2.4.2.
  Bechtel will provide technical support (related to the EPC Services and the future EPC Contracts) to Evergreen in its preparation of studies for K-Fuel® users during Evergreen sales efforts.

  2.4.3.
  On a Task Order basis, Bechtel will develop PFD's for use as the Standard Plant Basic Design.

  2.4.4.
  On a Task Order basis, Bechtel will develop additional drawings, specifications, reports, studies, analyses, recommendations, estimates, data and other documents suitable to be Issued for Review ("IFR") for use as the Standard Plant Detailed Design. It is the intent of the parties that the Standard Plant Detailed Design will include Bechtel Intellectual Property and may not be disclosed by Evergreen without the prior written approval of Bechtel.

2.5.  Scope Book Phase.

        The Scope Book Phase shall not be finalized until the successful demonstration test of the Existing Plant (as agreed by the parties in Section 2.4.1) has been completed. The parties through their Representatives shall perform the following activities under the TSA with respect to the finalization of certain terms for each of the Identified Plants ("Scope Book Phase"):

  2.5.1.
  Evergreen shall provide the process design and the design and supply of certain proprietary equipment;

  2.5.2.
  Based on the modifications, testing and demonstration of the Existing Plant during the TSA Phase, Bechtel shall develop the design criteria for the balance of the Identified Plants (with the exception of Sasol-Lurgi equipment);

  2.5.3.
  A detailed project definition for the Identified Plants will be created during this stage. Basic engineering will be executed and detailed cost and schedule estimates generated. The project definition will be optimized for the selected scope of EPC work by refining it and developing the project schedule, the project cost estimate and the project execution plan and all aspects of the project, resulting in a Scope Book to be delivered at the end of the Scope Book Phase;

  2.5.4.
  The parties agree that the pricing for the EPC Services shall be developed and agreed through an open book process and that the compensation terms under the EPC Contracts for each of the Identified Plants shall be on a unit rate, reimbursable cost basis with a service fee (to the extent practical, some subsystems or unit operations may be purchased on a fixed price basis, for example, silos, packaged boilers, or water purification systems may fit into this category);

  2.5.5.
  Bechtel and Evergreen shall, through the open book process, develop and agree upon the scope of work, pricing and related schedules for each of the Identified Plants, in each case taking into account all relevant factors including costs for subcontractor purchase orders, on-site environmental conditions, topographical features of the site, permit requirements and any existing infrastructure or facilities;

  2.5.6.
  Bechtel shall negotiate and execute purchase orders and agreements for equipment, materials and services (other than those for which Evergreen is responsible) either as agent for Evergreen or, subject to Evergreen providing adequate security for any financial obligations which may become payable to such vendors, in Bechtel's own name. In the event of cancellation or termination of Bechtel, payment obligations for all agreements made in Bechtel's own name will automatically be assigned to, and accepted by Evergreen;

  2.5.7.
  The parties shall agree upon a preliminary Scope Book and confirm their agreement in writing;

  2.5.8.
  The parties shall agree upon and finalize the EPC Contracts in the form of Exhibit B for each of the Identified Plants; and

  2.5.9.
  The parties will seek their respective corporate approvals for entering into the EPC Contracts with respect to each of the Identified Plants.

2.6.  EPC Contract Phase.

        Subject to the other provisions of this Agreement, the parties, through their Representatives, shall enter into EPC Contracts in the form of Exhibit B to this Agreement. The parties shall additionally coordinate with respect to the timing and schedule for the Notice to Commence Construction with respect to each executed EPC Contract ("EPC Phase"). During the EPC Phase Bechtel will perform detailed engineering, procurement and construction of the Identified Plants. The Notice to Commence Construction for a Plant will not be issued until satisfaction of the following conditions precedent:

  2.6.1.
  The Existing Plant demonstration of capabilities will have been performed to the satisfaction of both Parties and incorporated into the design during the completed Scope Book Phase;

  2.6.2.
  The parties shall agree upon the final Scope Book, which will include site specific details, and confirm their agreement in writing;

  2.6.3.
  Evergreen shall have cleared the Identified Plant site of all hazardous substances which may exist on, above or under the Identified Plant site;

  2.6.4.
  Evergreen shall have provided the Identified Plant site to Bechtel, all necessary rights of access thereto and egress therefrom, and off-site rights of way and easement as necessary for execution of the project;

  2.6.5.
  Evergreen shall have secured all permits which are designated as the responsibility of Evergreen in the permit matrix to be developed during the Scope Book Phase and which are required to be secured prior to commencement of construction on the Identified Plant site;

  2.6.6.
  Evergreen shall have paid all amounts which may have become due to Bechtel under the TSA, the Loaned Employee Agreement, the EPC Contract or this Agreement;

  2.6.7.
  Evergreen shall have obtained releases and indemnities acceptable to Bechtel from the owner(s) of the other facilities on or adjacent to the site, by which Bechtel shall be released from any liability arising out of or in connection with loss or damage to such facilities, including consequential damages; and

  2.6.8.
  Any items that have been identified during the TSA Phase or the Scope Book Phase that the parties have mutually agreed in the applicable EPC Contract are conditions precedent to construction, have been completed.

2.7.  Delays.

        Each party shall promptly notify the other party as to any conditions arising which are likely to cause delays in the completion of a particular item of TSA Services or EPC Services, its anticipated duration, and such party's proposed remedial action.

ARTICLE III—BUSINESS DEVELOPMENT

3.1
The parties shall cooperate to support Bechtel's business development efforts to include the K- Fuel® process in EPC/CM proposals for plants that burn low rank coals where Bechtel, in its sole discretion, desires to include such offering. When Bechtel is submitting a proposal on a sole source basis and desires to include the K- Fuel® process in such proposal, Evergreen will work with Bechtel to incorporate the K- Fuel® process into an offering that meets the customer's particular needs. During the term of this Agreement, when Bechtel is submitting a proposal on a competitive basis, Evergreen will work with Bechtel exclusively during the bidding phase to provide a proposal that includes the K- Fuel® process.

3.2
The parties shall cooperate to support Evergreen's business development efforts to promote and/or license the K-Fuel® process and product to third parties. Evergreen may, on a task order basis, utilize Bechtel and Bechtel affiliate resources for assistance in providing financial modeling tools.

3.3
At such time as Evergreen is submitting a proposal to a third party licensee Evergreen shall work solely with Bechtel to provide a proposal for contemplated EPC Services in connection with the proposed license. Evergreen shall utilize reasonable efforts to assure that Bechtel is provided the opportunity to perform the engineering, procurement and construction of plants constructed by third party licensees. If the first Evergreen plant to be constructed is constructed by a third party licensee, Evergreen shall ensure that the third party licensee utilizes Bechtel for the engineering, procurement and construction services of such plant.

ARTICLE IV—TERM AND TERMINATION

4.1.  Term.

        Except as expressly set forth in this Agreement, the terms and conditions of this Agreement shall be in full force and effect from the date hereof until the earlier to occur of (a) the termination of this Agreement by Evergreen pursuant to Section 4.2; (b) the termination of this Agreement by Bechtel pursuant to Section 4.3; and (c) execution of the EPC Contract for the last of the Identified Plants. Except for the provisions of this Agreement that expressly survive the termination of this Agreement, upon execution of the EPC Contract for any Plant, this Agreement shall cease to apply with respect to that Plant and the parties' respective rights, obligations and liabilities with respect to the EPC Services for that Plant shall be exclusively governed by the terms of such EPC Contract.

4.2.  Evergreen Termination.

        Evergreen shall have the right, exercisable at any time upon written notice to Bechtel, to terminate this Agreement. Such notice of termination shall be treated as contemporaneous notice of termination of the TSA and the Loaned Employee Agreement and any termination of the TSA shall be treated as a contemporaneous notice of termination of this Agreement. In the event of a termination of this Agreement, Evergreen shall within thirty (30) days thereafter, make payment to Bechtel of the amounts due under Section 9.3 of the TSA, the Loaned Employee Agreement and Section 5.2 of this Agreement.

4.3.  Bechtel Termination.

        Bechtel shall have the right, exercisable at any time upon written notice to Evergreen, to terminate this Agreement. Such notice of termination shall not be treated as a notice of termination of the TSA or the Loaned Employee Agreement, provided that any termination of the TSA by Bechtel pursuant to Section 9.4 of the TSA shall be treated as a contemporaneous notice of termination of this Agreement.

ARTICLE V—EXCLUSIVITY AND TERMINATION FEE

5.1.  Exclusivity.

        Evergreen covenants and agrees that during the term of this Agreement, none of Evergreen or its affiliates will engage, or agree to engage, or participate in any discussions with any other contractor regarding the engagement of, any contractor other than Bechtel or one of its affiliates to provide EPC Services or to act in the role of an engineering, procurement or construction contractor with respect to the Identified Plants. For the avoidance of doubt, the parties acknowledge that Bechtel's scope or work for the Identified Plants will not include: (i) procurement of the processor equipment to be obtained from Lurgi South Africa (Pty) Ltd.; and (ii) process design, both of which will be provided by Evergreen (the "Owner-Provided Procurement and Design"). The parties agree that Identified Plants will have an aggregate capital cost of at least one billion dollars ($1 billion) and shall include the first Plant to be developed by Evergreen after the Existing Plant.

5.2.  Termination Fee.

  5.2.1.
  In the event that Evergreen terminates this Agreement under Section 4.2, Evergreen shall automatically become liable to make payment to Bechtel of a termination fee (the "Termination Fee") in the amount listed below:

  5.2.2.
  In the event that during the term of this Agreement Evergreen breaches its obligations of exclusivity set forth in Section 5.1, then this Agreement shall automatically be deemed to have been terminated by Evergreen pursuant to Section 4.2 and Evergreen shall automatically become liable to make payment to Bechtel of a Termination Fee in the amount listed below:

  5.2.3.
  Additionally, in the event that Evergreen or an Evergreen affiliate, has not entered into agreements with Bechtel or a Bechtel affiliate to perform EPC Services for Identified Plants with an aggregate capital cost of at least one billion dollars ($1 billion) by December 31, 2013, then this Agreement shall automatically be deemed to have been terminated by Evergreen pursuant to Section 4.2 and Evergreen shall automatically become liable to make payment to Bechtel of a Termination Fee in the amount listed below:

Aggregate Capital Cost	Termination Fee
Equal to or greater than $1,000,000,000	$0
$760,000,000 - $999,999,999	$2,000,000
$570,000,000 - $759,999,999	$4,000,000
$380,000,000 - $569,999,999	$6,000,000
$191,000,000 - $379,999,999	$8,000,000
$0 - $190,999,999	$10,000,000
  5.2.4.
  This Section 5.2 shall survive termination of this Agreement. For the avoidance of doubt, the parties acknowledge that if Evergreen terminates this Agreement (or is deemed to have terminated this Agreement) under Section 4.2, then Evergreen shall be obligated to pay only a single Termination Fee in the amount listed above which correlates with the amount of aggregate capital costs of Identified Plants for which Bechtel has been paid.

  5.2.5.
  For the avoidance of doubt, if Bechtel terminates this Agreement for any reason other than a material breach of the Agreement by Evergreen, then Evergreen shall not be liable to Bechtel for the appropriate Termination Fee above.

ARTICLE VI—ASSIGNMENT

        Neither this Agreement nor any rights, duties or obligations hereunder may be assigned in whole or in part by either party without the express written consent of the other and any such purported assignment without such written consent shall be null and void.

ARTICLE VII—NOTICES

        All notices or other communications provided for or required by this Agreement ("Notices") shall be in writing and shall be effective upon receipt given to the following addresses:

To Company:	Evergreen Inc. 1225 17th Street Suite 1300, Denver, Colorado, 80202 Attention: Executive Vice President—Engineering With a simultaneous copy to: General Counsel
To Contractor:	Bechtel Power Corporation 5275 Westview Drive Frederick, MD 21703-8306 Attention: William R. Elliott With a simultaneous copy to: Principal Counsel, Bechtel Power Corporation

        All Notices shall be given by (1) personal delivery or by electronic communication with a confirmation copy sent by mail, return receipt requested or (2) by registered or certified mail, return receipt requested. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery, (ii) if by electronic communication on the next business day following transmittal, and (iii) if solely by mail on the date of actual receipt. Company or Contractor may change its address for notice from time to time by so notifying the other in accordance with this Article.

ARTICLE VIII—MISCELLANEOUS

8.1.  Entire Agreement.

        This Agreement and Exhibits hereunder incorporated herein, together with the TSA, the Loaned Employee Agreement and the Confidentiality Agreement described in Section 8.10 below, constitute the entire Agreement between the parties with respect to the subject matter hereof as of the date first above shown. With the exception of the TSA, the Loaned Employee Agreement and the Confidentiality Agreement, this Agreement shall supersede all previous specifications, proposals, representations, understandings, negotiations and letters of intent, oral or written, expressed or implied, with respect to the subject matter hereof between the parties hereto or their representatives.

8.2.  Equitable Adjustments.

        In the event that any of the provisions, or portions or applications thereof, of this Agreement are held to be unenforceable or invalid by a court of competent jurisdiction, Evergreen and Bechtel shall negotiate an equitable adjustment in the provision(s) of this Agreement with a view toward effecting the purpose of this Agreement and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby.

8.3.  Amendments.

        This Agreement may not be changed, altered, modified, or amended, except by a written amendment executed by both parties.

8.4.  Binding Nature.

        This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

8.5.  Headings.

        The Article and Section headings are for purposes of reference only and shall not control or otherwise affect the information set forth therein.

8.6.  Governing Law.

        This Agreement shall be governed by and construed in accordance with the laws of the State of New York, but otherwise without giving effect to principles of conflicts of law. This Section 8.6 shall survive the termination of this Agreement.

8.7.  Management Negotiations.

        Any disputes arising under this Agreement (each, a "Dispute") that are not resolved between Evergreen and Bechtel within ten (10) business days after receipt by either party from the other party of a notice of such Dispute, shall be referred by either Evergreen's or Bechtel's Representative to the Executive Sponsors of Evergreen and Bechtel for resolution. If such Executive Sponsors, negotiating in good faith, fail to reach an agreement within a reasonable period of time, not exceeding twenty (20) days after such referral, then either Evergreen or Bechtel may bring a claim pursuant to the terms of Section 8.8 below. This Section 8.7 shall survive the termination of this Agreement.

8.8.  Mediation/Arbitration of Disputes.

  8.8.1.
  Mediation.    If the Dispute is not resolved within thirty (30) days after delivery of the notice of Dispute, then either Party may give notice to the other referring the Dispute to mediation and the Parties shall endeavour to settle the Dispute by mediation. The Parties shall endeavour to agree upon a mediator within ten (10) days after such referral, failing which, the mediator shall be appointed by the New York office of JAMS. The mediation shall be conducted in New York unless the Parties agree otherwise, and shall be administered by JAMS pursuant to the rules and procedures of JAMS. At least one representative of each Party with the authority to settle the Dispute shall be present at the mediation.

  8.8.2.
  Arbitration.    If the Parties are unable to settle the Dispute within ninety (90) days after delivery of the notice of Dispute, the Dispute shall be finally settled by arbitration by one or more arbitrators appointed in accordance with the rules of JAMS. The arbitration proceedings shall be held at New York. Any award entered by the arbitrator(s) shall be final, binding and nonappealable and judgment may be entered thereon by either Party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable.

  8.8.3.
  Expenses.    Unless otherwise directed by the arbitrator, each Party shall be responsible for its own expenses relating to the conduct of the mediation and/or arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of JAMS equally. This Section 8.8 shall survive the termination of this Agreement.

8.9.  Third Party Beneficiaries.

        The provisions of this Agreement are intended for the sole benefit of Evergreen and Bechtel and there are no third-party beneficiaries hereof.

8.10.  Confidentiality.

        All information provided pursuant to this Agreement by or on behalf of a party, its affiliates or its representatives to the other party or its affiliates or representatives shall be governed by that certain Confidentiality Agreement, dated August 11, 2006, by and between Bechtel and Evergreen (the "Confidentiality Agreement"). This Section 8.10 shall survive the termination of this Agreement.

8.11.  No Waiver.

        Except as expressly provided to the contrary herein, any failure by either party at any time to enforce or require the strict keeping and performance by the other party of any of the terms and conditions of this Agreement shall not constitute a waiver by such party of the particular term or condition, and shall, under no circumstances, affect or impair the right of such party (a) thereafter to enforce or require performance of such term or condition or (b) thereafter to avail itself of any remedy provided under this Agreement which it may have for any breach of such term or condition.

8.12.  Further Assurances.

        Evergreen and Bechtel will each use its reasonable efforts to implement the provisions of this Agreement, and for such purpose each, at the reasonable request of the other, will, without further consideration, promptly execute and deliver or cause to be executed and delivered to the other such assistance, or assignments, consents or other instruments in addition to those required by this Agreement, in form and substance satisfactory to the other, as the other may reasonably deem necessary or desirable to implement any provision of this Agreement.

8.13.  Independent Contractor.

        Bechtel is an independent contractor, and nothing contained herein shall be construed as constituting any relationship with Evergreen other than that of owner and independent contractor, or as creating any relationship whatsoever between Evergreen and Bechtel's employees. Except as may be expressly provided otherwise in the Loaned Employee Agreement, neither Bechtel nor any of its employees is or shall be deemed to be an employee of Evergreen.

8.14.  Counterparts.

        This Agreement may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties agree that the delivery of this Agreement may be affected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

8.15.  Consequential Damages.

        In no event shall either party be liable to the other party, whether in contract, in tort (including, but not limited to, negligence and strict liability), under any warranty, or otherwise, for any indirect, incidental, special or consequential loss or damages (including, but not limited to loss of profits, loss of interest or other financing charges or loss of use). For the avoidance of doubt, the parties acknowledge that this Section 8.15 shall not affect Evergreen's liability for payment of the applicable Termination Fee under this Agreement. This Section 8.15 shall survive the termination of this Agreement.

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        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

EVERGREEN ENERGY INC.
By:	/s/ KEVIN COLLINS
Kevin Collins Title: President and Chief Executive Officer
BECHTEL POWER CORPORATION
By:	/s/ J. JEFFRY BRIGHTMAN
J. Jeffry Brightman Title: Principal Vice President

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  Exhibit 10.39
PROGRAM MANAGEMENT AGREEMENT
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PROGRAM MANAGEMENT AGREEMENT
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